Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

of

ACCURO, L.L.C.

(a Texas limited liability company)

with and into

ACCURO HEALTHCARE SOLUTIONS, INC.

(a Delaware corporation)

Dated as of January 23, 2008

Pursuant to Article 10.01 of the Texas Limited Liability Company Act (the “Act”) and Section 264 of the General Corporation Law of the State of Delaware (the “DGCL”), Accuro, L.L.C., a Texas limited liability company (“Holdco”), and Accuro Healthcare Solutions, Inc., a Delaware corporation (“Accuro Healthcare” and, together with Holdco, the “Constituent Entities”), enter into this Agreement and Plan of Merger (the “Agreement”) for the purpose of merging Holdco with and into Accuro Healthcare.

RECITALS

WHEREAS, Accuro Healthcare is a wholly-owned subsidiary of Holdco; and

WHEREAS, in connection with the anticipated initial public offering (the “Offering”) of the common stock, par value $0.01 per share, of Accuro Healthcare (“Accuro Healthcare Common Stock”), it is contemplated that Holdco be merged with and into Accuro Healthcare.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual agreements set forth in this Agreement and intending to be legally bound, the Constituent Entities agree to the following plan of merger (the “Plan of Merger”):

PLAN OF MERGER

1. The Merger. Holdco shall merge (the “Merger”) with and into Accuro Healthcare in accordance with the provisions of the Act and the DGCL. At the Effective Time (as defined below), the separate existence of Holdco shall cease to exist, and Accuro Healthcare shall continue in existence as the surviving entity of the Merger (the “Surviving Entity”) pursuant to the provisions of the Act and the DGCL.

2. Condition to the Merger. The consummation of the Merger shall be subject to the execution and delivery of the underwriting agreement to be entered into in connection with the Offering by and among Accuro Healthcare, certain selling stockholders of Accuro Healthcare, and such investment banking or other firm or firms as may agree to become parties thereto.

3. Authorization of Filings. Following the fulfillment of the condition set forth in Section 2 and immediately prior to the consummation of the Offering, the officers of the Surviving Corporation are each hereby authorized and directed to (i) cause to be executed, acknowledged, filed and recorded the certificate of merger with the Secretary of State of the State of Delaware and any document or documents prescribed by the DGCL, (ii) cause to be executed, acknowledged, filed and recorded the articles of merger with the Secretary of State of the State of Texas and any document or documents prescribed by the Act, and (iii) to cause to be performed all necessary acts therein and elsewhere required or necessary, to effectuate the Merger.

4. Effective Time. The Merger shall become effective upon the later to occur of (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (ii) the filing of the articles of merger with the Secretary of State of the State of Texas, or (iii) at such later date and time specified in such certificate of merger and the articles of merger (the “Effective Time”).

5. Effect of the Merger. At the Effective Time, all of the rights, privileges, immunities, powers, franchises, patents, trademarks, licenses, registrations, property and other assets and obligations of every kind and description of Holdco shall be transferred to, vested in and devolve upon the Surviving Entity without further act or deed, and all property, rights, obligations and every other interest of Accuro Healthcare and Holdco shall be as effectively the property of the Surviving Entity as they were of Accuro Healthcare and Holdco, respectively. From and after the Effective Time, the title to all property owned and debts due by Holdco shall be vested in the Surviving Entity without reversion or impairment, and the Surviving Entity shall be responsible and liable for all debts, liabilities and duties of Holdco, which may be enforced against the Surviving Entity to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

6. Effect on Equity Interests.

(i) Outstanding Common Units of Holdco. Each common unit of Holdco outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and shall represent the right to receive, one (1) share of Accuro Healthcare Common Stock at the Effective Time.

(ii) Outstanding Series A Preferred Units of Holdco. Each Series A preferred unit of Holdco outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and shall represent the right to receive, two hundred (200) shares of Accuro Healthcare Common Stock at the Effective Time.

(iii) Outstanding Options to Purchase Common Units of Holdco. Each option to purchase one (1) common unit of Holdco outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and shall represent the right to receive, an option to purchase one (1) share of Accuro Healthcare Common Stock at the Effective Time.

(iv) Outstanding Capital Stock of Accuro Healthcare. All of the shares of Accuro Healthcare Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist at the Effective Time.

7. Certificate of Incorporation. The certificate of incorporation of Accuro Healthcare as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity immediately after the consummation of the Merger and shall continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the DGCL.

8. Bylaws. The bylaws of Accuro Healthcare in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation immediately after the consummation of the Merger and shall continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the DGCL.

9. Directors and Officers. The directors and officers of Accuro Healthcare in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the consummation of the Merger, all of whom shall hold their offices until their successors are duly elected and qualified.

10. Approval of the Merger.

(i) This Agreement was approved, adopted, certified, executed and acknowledged by Holdco by all actions required by the laws of the State of Texas and by its constituent documents.

(ii) This Agreement was approved, adopted, certified, executed and acknowledged by Accuro Healthcare by all actions required by the laws of the State of Delaware and by its constituent documents.

11. Counterparts. This Agreement may be executed in two counterparts, both of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13. Termination. At any time prior to the Effective Time, notwithstanding the approval of this Agreement by any of the holders of equity interests of the Constituent Entities, the boards of directors of both of the Constituent Entities may mutually determine to abandon the Merger and terminate this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

ACCURO, L.L.C.

By:	/s/ David D. Hagey
Name:	David D. Hagey
Title:	Senior Vice President, Chief Financial Officer and Treasurer

ACCURO HEALTHCARE SOLUTIONS, INC.

By:	/s/ David D. Hagey
Name:	David D. Hagey
Title:	Senior Vice President, Chief Financial Officer and Treasurer